Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is executed as of                                   , 2012, by and between [NAME] (“Employee”) and PHH Corporation and its subsidiaries, affiliates and related entities (the “Company”).

WHEREAS, Employee is an employee of the Company who has substantial value to the business of the Company due to Employee’s access to the Company’s confidential, proprietary and trade secret information and the Company’s employees, customers and contacts; and

WHEREAS, Employee has been approved to receive an award that certain grant of performance restricted [stock] units dated September 27, 2012 [and nonqualified stock option awards dated                 ] (the “Award[s]”) contingent upon the Employee entering into this Agreement;

WHEREAS, Employee has been approved for participation in the Company’s Severance Program;

WHEREAS, in connection with the receipt of the Award[s] and participation in the Company’s Tier I Severance Program, the Employee is required to sign this Agreement.

NOW THEREFORE, intending to be legally bound hereby, the Company and Employee agree as follows:

Consideration.

In consideration of Employee’s execution of and abiding by this Agreement, Employee has received the Award[s], will be allowed to participate in the Tier I Severance Program, and the Company has agreed to continue Employee’s employment on an at-will basis.

Covenants Not to Compete and Not to Solicit

Employee agrees that, during Employee’s employment with the Company and for a period of           months immediately following Employee’s termination of employment for any reason (collectively, the “Restriction Period”), Employee shall abide by the following restrictions:

1.                                       Employee agrees that Employee will not, directly or indirectly, whether on Employee’s own behalf, or on behalf of any third party, provide services substantially similar to the services Employee provided to the Company on the Determination Date anywhere to any Competing Business in North America, or invest in or consult to any Competing Business, provided however, that nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded Competing Business, so long as Employee has no active participation in the business of such company.

2.                                       Employee agrees that Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any third party, solicit, induce or encourage, during the Restriction Period any person who was employed by the Company on the Determination Date, and/or any person who was employed by the Company at any time during the twenty-four (24) month period immediately preceding the Determination Date, to terminate their employment with the Company.

3.                                       Employee agrees that Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any third party, during the Restriction Period, solicit any person or entity who was a customer or client of the Company or an actively sought prospective customer, client or target of the Company at any time during the twenty-four (24) month period immediately preceding the Determination Date, and with whom Employee has had Material Contact, for the purpose of offering any product or service that competes with the product or service offered by the Company within North America.

4.                                       Employee agrees that Employee will not, directly or indirectly, whether on Employee’s own behalf or on behalf of any third party, interfere with any relationship that exists between the Company and any supplier or vendor to the Company with whom Employee had Material Contact at any time during the twenty-four (24) month period immediately preceding the Determination Date or attempt to dissuade any supplier or vendor to discontinue its relationship with the Company.

Employee agrees and acknowledges that the promises and covenants not to compete set forth above each have a unique, very substantial and immeasurable value to the Company, that the Company is engaged in a highly competitive industry, and that Employee is receiving significant consideration in exchange for these promises and covenants.  Employee acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the Company’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to activities restricted, geographic scope and length of time.

For purposes of this Agreement, certain terms are defined as follows:

“Competing Business” is defined as the following:  [                                                  ].

“Material Contact” means the contact within twenty-four (24) months prior to the Determination Date, between Employee and each supplier, vendor, client, customer or prospective client, customers or targets:  (a) with whom or which Employee had business dealings on behalf of the Company; or (b) whose dealings with the Company were supervised by

Employee; or (c) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s employment with the Company;

“Determination Date” means the date on which Employee’s employment ends, whether by reason of resignation or upon termination for whatever reason by the Company.

Confidential Information

Employee acknowledges that as part of Employee’s employment with the Company, Employee has had access to and will continue to have access to information that is not generally disclosed or made available to the public. Employee recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information.  Employee agrees to keep secret all non-public, confidential and/or proprietary information, matters and materials of the Company, and personal confidential or otherwise proprietary information regarding the Company’s employees, Employees, directors or consultants affiliated with the Company, including, but not limited to, documents, materials or information regarding, concerning or related to the Company’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the Employees, sales representatives, editors and other professionals with which it works, software programs and codes, software development, access codes, and other similar materials or information, as well as all other information relating to the business of the Company which is not generally known to the public or within the fleet management and/or mortgage industries or any other industry or trade in which the Company competes (collectively, “Confidential Information”), to which Employee has had or may have access and shall not use or disclose such Confidential Information to any person except (a) in the course of, and to the extent required to perform, Employee’s duties for the Company, (b) to the extent required by applicable law, or (c) to Employee’s personal advisors, to the extent such advisors agree to be bound by this provision.  This obligation is understood to be in addition to any protection the Company may be entitled to under applicable law.  Confidential Information shall not include any information that is within the public domain or enters the public domain through no act of the Employee.

Non-Disparagement

Employee will not disparage or defame, through verbal or written statements or otherwise, the Company or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the Company or the personal or professional reputation of any of the Company’s members, directors, officers, agents or employees.  This non-disparagement provision shall not be construed to prevent Employee from testifying truthfully under oath in a legal or regulatory proceeding.

Enforcement of Restrictive Covenants

Employee agrees and acknowledges that in the event of a breach or threatened breach by Employee of one or more of the covenants and promises described above in “Covenants Not to Compete and Not to Solicit,” “Confidential Information,” and “Non Disparagement,” the Company will suffer irreparable harm that is not compensable solely by damages.  Employee agrees that under such circumstances, the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce these promises and covenants.  The Company and any other member of the Company will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants in this Agreement. Resort to any remedy provided for in this Agreement or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude the Company or the Company’s recovery of monetary damages and compensation.

Arbitration

Any and all disputes arising under this Agreement or out of Employee’s employment with the Company will be resolved exclusively by arbitration administered exclusively in New Jersey by JAMS, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the parties, and judgment on the award may be entered in any court having jurisdiction pursuant to this Agreement.  The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Employee with regard to such arbitration.  Employee and the Company further acknowledge and agree that their agreement to arbitrate notwithstanding, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which Employee has been given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from seeking declaratory relief or temporary, preliminary or permanent injunctive relief from a court of competent jurisdiction to prevent Employee from violating, or threatening to violate, the terms under the “Covenants Not to Compete,” “Confidential Information” and “Non-Disparagement” sections of this Agreement.

Acknowledgment (initial below):

Company:	Employee:

Miscellaneous

Absence of Reliance.  Employee acknowledges that in agreeing to this Agreement, Employee has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.

Section Headings.  The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

Notice:  All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given

(a) if hand delivered, at the same time delivered, or (b) at the time shown on the return receipt if mailed in a certified postage prepaid envelope (return receipt requested) addressed to the respective parties as follows:

If to PHH Corporation:

PHH Corporation

c/o General Counsel

3000 Leadenhall Road

Mt. Laurel, NJ  08054

If to Employee:

[name]

______________________

______________________

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above.

Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators and heirs. Employee may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise.  The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will be modified or reformed to the extent necessary to bring the provision into compliance with applicable law and then enforced as reformed or modified.

Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

Choice of Forum; Governing Law.  The exclusive forum for any and all disputes under this Agreement, that are not subject to Arbitration, shall be the state and federal courts sitting in the state of New Jersey and each party to this Agreement consents to the exercise of personal jurisdiction and venue by such courts.  This Agreement will be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date first above written.

[Name]

Date:

PHH CORPORATION

By:

Date: